As filed with the Securities and Exchange Commission on February 20, 2015

Registration No. 333-202182

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

1389

(Primary Standard Industrial Classification Code Number)

20-8203420

(I.R.S. Employer Identification Number)

2930 W. Sam Houston Pkwy N., Suite 275

Houston, Texas 77043

(281) 531-7200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Eco-Stim Energy Solutions, Inc. 2013 Stock Incentive Plan

Eco-Stim Energy Solutions, Inc. 2014 Stock Incentive Plan

(Full title of the plans)

Jon Christopher Boswell

2930 W. Sam Houston Pkwy N., Suite 275

Houston, Texas 77043

(713) 979-9143

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

W. Matthew Strock
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, TX 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller Reporting Company [X]

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Eco-Stim Energy Solutions, Inc. 2013 Stock Incentive Plan	Common stock, par value $0.001 per share	1,100,000 shares	$4.87	$5,357,000	$622.48
Eco-Stim Energy Solutions, Inc. 2014 Stock Incentive Plan	Common stock, par value $0.001 per share	550,000 shares	$4.87	$2,678,500	$311.24

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock (the “Common Stock”) as may become issuable pursuant to the adjustment provisions of the Eco-Stim Energy Solutions, Inc. 2013 Stock Incentive Plan (the “2013 Plan”) and the Eco-Stim Energy Solutions, Inc. 2014 Stock Incentive Plan (the “2014 Plan”).

(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the average of the high and low prices of the Common Stock as reported on the OTCQB Marketplace on February 19, 2015.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-202182) (the “Registration Statement”) is being filed to clarify the calculation of the registration fee on the cover page of the Registration Statement and incorporate the dates of the opinion attached as Exhibit 5.1 thereto and the consent attached as Exhibit 23.2 thereto.

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PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Registrant”), will send or give to all participants in the 2013 Plan and 2014 Plan documents containing the information required by Part I of Form S-8, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all documents included in such file.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 000-31104) filed with the Commission on March 28, 2014;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014 (File No. 000-31104) filed with the Commission on May 14, 2014, the quarterly period ended June 30, 2014 (File No. 000-31104) filed with the Commission on August 12, 2014 and the quarterly period ended September 30, 2014 (File No. 000-31104) filed with the Commission on November 12, 2014;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2014, January 14, 2014, January 16, 2014, January 27, 2014, May 6, 2014, June 4, 2014, July 15, 2014, July 30, 2014, August 6, 2014, October 28, 2014, December 18, 2014 and February 17, 2015; and

(d)

The description of the Registrant’s Common Stock included in the Registrant’s Form S-1 (File No. 333-200230), filed with the Commission on November 14, 2014, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes permits the indemnification of directors, employees, officers and agents of Nevada corporations. The Registrant’s amended and restated articles of incorporation and bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by the laws of the State of Nevada.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

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Subsection 2 of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Revised Statutes further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Revised Statutes provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the shareholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Revised Statutes provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Revised Statutes provides that indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Revised Statutes, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, executors and administrators.

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Section 78.752 of the Nevada Revised Statutes empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on November 26, 2013).

4.2	Amended and Restated Bylaws adopted as of May 22, 2014 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on June 4, 2014).

4.3	Form of Specimen Certificate of Eco-Stim Energy Solutions, Inc. (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 28, 2014).

4.4	Eco-Stim Energy Solutions, Inc. 2013 Stock Incentive Plan (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 28, 2014).

4.5*	Eco-Stim Energy Solutions, Inc. 2014 Stock Incentive Plan.

5.1*	Opinion of Woodburn and Wedge as to the legality of the securities being registered.

23.1	Consent of Woodburn and Wedge (included in Exhibit 5.1).

23.2*	Consent of Whitley Penn LLP.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 20, 2015.

ECO-STIM ENERGY SOLUTIONS, INC.

By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

By:	/s/ Alexander Nickolatos
Alexander Nickolatos
Chief Financial Officer and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Alexander Nickolatos and Craig Murrin, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act which relates to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jon Christopher Boswell	Director, President and Chief Executive Officer	February 20, 2015
Jon Christopher Boswell

/s/ Alexander Nickolatos	Chief Financial Officer	February 20, 2015
Alexander Nickolatos

/s/ Bjarte Bruheim	Executive Chairman	February 20, 2015
Bjarte Bruheim

/s/ Bobby Chapman	Chief Operating Officer	February 20, 2015
Bobby Chapman

/s/ Carlos A. Fernandez	Director; Executive Vice President-Corporate Business Development and General Manager Latin America	February 20, 2015
Carlos A. Fernandez

/s/ Jogeir Romestrand	Director	February 20, 2015
Jogeir Romestrand

/s/ Ahmad Al-Sati	Director	February 20, 2015
Ahmad Al-Sati

/s/ Lap Wai Chan	Director	February 20, 2015
Lap Wai Chan

/s/ Christopher Krummel	Director	February 20, 2015
Christopher Krummel

/s/ John Yonemoto	Director	February 20, 2015
John Yonemoto

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on November 26, 2013).

4.2	Amended and Restated Bylaws adopted as of May 22, 2014 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on June 4, 2014).

4.3	Form of Specimen Certificate of Eco-Stim Energy Solutions, Inc. (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 28, 2014).

4.4	Eco-Stim Energy Solutions, Inc. 2013 Stock Incentive Plan (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 28, 2014).

4.5*	Eco-Stim Energy Solutions, Inc. 2014 Stock Incentive Plan.

5.1*	Opinion of Woodburn and Wedge as to the legality of the securities being registered.

23.1	Consent of Woodburn and Wedge (included in Exhibit 5.1).

23.2*	Consent of Whitley Penn LLP.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.

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